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                                                                      EXHIBIT 18





February 22, 1995



Surgical Care Affiliates, Inc.
102 Woodmont Blvd., Suite 610
Nashville, Tennessee  37205

Gentlemen:

We have audited the consolidated financial statements of Surgical Care Affiliates, Inc. and subsidiaries as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 22, 1995. Note 7 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 1994 of the policy to expense development and pre-opening costs as incurred. The Company now expenses development and pre-opening costs as incurred rather than capitalizing such costs and amortizing them over a period of two years from the facility opening date. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,



DELOITTE & TOUCHE LLP

Nashville, Tennessee